EXHIBIT 99.48

                             SECURED PROMISSORY NOTE

$864,400.00                                                    Racine, Wisconsin
                                                                    May 18, 2005

     Johnson Bank, as trustee of the Winifred J. Marquart Third Party Gift and Inheritance Trust (the "Borrower"), hereby promises to pay to the order of Imogene P. Johnson, as trustee of the Imogene Powers Johnson 1993 Trust ("Lender"), on the "maturity date" (defined below) the principal sum of Eight Hundred Sixty-Four Thousand Four Hundred Dollars ($864,400.00), together with interest payable semi-annually on January 3 and July 3 on the unpaid principal balance from time to time outstanding at the rate of 4.77% per annum until the day preceding the maturity date. A final payment in an amount necessary to pay all interest and principal then outstanding shall be due on January 3, 2020 (the "maturity date").

     To secure payment of this Note, Borrower has pledged to Lender Borrower's interest in and to all shares of Johnson Outdoors, Inc. purchased from Lender on the date hereof and all proceeds thereof ("Collateral"). Borrower warrants that, while any obligation under this Note remains outstanding, Borrower will keep the Collateral free and clear of all other liens, encumbrances and security interests. In the event of default under this Note, the Lender may take possession of the Collateral without notice or hearing.

     Borrower may prepay any part or all of the principal amount of this note at any time and from time to time without penalty, provided that any such prepayment must be accompanied by a payment of the interest accrued to the date of the prepayment on the principal amount which is being prepaid. Interest shall accrue at the applicable federal rate from time to time in effect on any payment which remains unpaid after fifteen days from its due date.

     All payments made hereunder, including any prepayments, will be deemed to have been made on the date of receipt by Lender. All payments must be made to Lender at 555 Main Street, Suite 500, Racine, Wisconsin 53403, or at another place designated by Lender in a written notice to Borrower.

     The internal laws of the State of Wisconsin govern and control the construction, enforceability, validity and interpretation of this note.

     The parties hereto waive presentment for payment, notice of dishonor, protest and notice of protest.

                                  JOHNSON BANK, as trustee of the Winifred J.
                                  Marquart Third Party Gift and Inheritance
                                  Trust


                                  By: /s/ Brian L. Lucareli
                                     -------------------------------------------
                                      Brian L. Lucareli, Senior Vice President